UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2009

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, P.O. Box 1000, Flanders, NJ 07836
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (973) 691-1300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

        On November 2, 2009, Rudolph Technologies, Inc. issued a press release reporting its financial results for the three and nine months ended September 30, 2009.  The press release is attached hereto as Exhibit 99.1.

        The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

            (d)  Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued November 2, 2009

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued November 2, 2009

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: November 2, 2009	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer

EXHIBIT 99.1

RUDOLPH TECHNOLOGIES ANNOUNCES THIRD QUARTER
REVENUE INCREASES 52 PERCENT EXCEEDING GUIDANCE

FLANDERS, NEW JERSEY (November 2, 2009) - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process characterization equipment and software for wafer fabs and advanced packaging facilities, today announced financial results for the third quarter of 2009.

Highlights include:

  Third quarter revenue increased 52 percent quarter over quarter to $23.3 million exceeding guidance
  Book-to bill exceeded the industry average and Backlog ended at a high for 2009
  Third quarter GAAP loss per share was $0.16; Non-GAAP loss per share was $0.07 exceeding guidance
  Balance sheet remained strong with cash and marketable securities at $61.1 million
  Acquisition of Adventa Control Technologies, Inc. completed mid-quarter
  Received permanent injunction prohibiting sales of Camtek's Falcon Line of inspection tools in U.S.

Discussing the third quarter results, Paul F. McLaughlin, Chairman and Chief Executive Officer commented, "This third quarter exceeded the high end of all our financial and operating metrics, putting us well ahead in our scheduled return to profitability. We were extremely pleased as the quarter progressed and our business continued to strengthen, particularly for our portfolio of back-end products and services. This strength was led by our new bump metrology and inspection products that address the latest requirements for advanced wafer-level packaging applications. Importantly, that back-end upward momentum from Outsourced Assembly and Test (OSAT) subcontractors and Integrated Device Manufacturers (IDM) alike continued in October.

Despite the fact that revenues remain well below historic levels, overall business conditions in the major markets we serve appear to have stabilized and we believe we may be in the early stages of a multi-year customer investment cycle. Growth in wafer-level processing and a return to a more normal memory market in 2010, which will use copper as the interconnect metal of choice, are among several secular trends that we believe will give Rudolph the ability to outperform. Coming out of the downturn of the past four quarters, we believe we have become a more important total-solutions provider to our expanding customer base. We have the catalysts to grow each of our business units and fully expect to leverage the operating improvements made during the downturn as we move toward mid-cycle operating margins sometime in 2010," McLaughlin concluded.

The Company's third quarter revenue totaled $23.3 million, a 52 percent increase compared to $15.3 million for the second quarter of 2009. During the third quarter, international sales represented approximately 82 percent of revenue while domestic sales accounted for 18 percent. In the 2009 second quarter, international sales represented approximately 78 percent of revenue and domestic sales accounted for 22 percent. The strong recovery in our back-end business, which is primarily located in Asia, is driving the high international sales levels.

Net loss for the third quarter of 2009 was $4.8 million or $0.16 per share, compared to a net loss of $8.6 million or $0.28 per share in the second quarter of 2009. Excluding the impact of $2.5 million in non-GAAP adjustments, which includes acquisition-related charges, under-utilized manufacturing facilities costs, as well as other charges detailed in the attached financial table, the third quarter non-GAAP net loss was $2.3 million or $0.07 per share. The second quarter 2009 net loss included similar items totaling $3.0 million, impacting earnings by $0.10 per share.

Third quarter gross margin was 41 percent and was negatively impacted by under-utilized manufacturing facilities costs and acquired inventory sold in the quarter that was written up to fair value in purchase accounting. Excluding these items, gross margins would have been approximately 44 percent in the 2009 third quarter.

Research and development (R&D) expenses for the third quarter totaled $6.4 million, compared to $6.0 million in the second quarter of 2009. The quarter-over-quarter increase in R&D was primarily due to the increase in engineering personnel as a result of the Adventa acquisition.

Selling, general and administrative (S,G&A) expenses totaled $8.3 million in the 2009 third quarter compared to $7.8 million in the second quarter of 2009. The quarter-over-quarter increase in S,G&A was primarily due to the Adventa acquisition and included a $437 thousand charge for exiting the current Adventa facility, and severance and administrative costs related to the Adventa operations.

The Company continues to maintain tight cost controls over its operations even as sales volumes begin to recover. Including a full quarter of the Adventa operations, the Company currently anticipates that operating expenses in the fourth quarter of 2009 will be approximately $14.3 to $15.3 million.

Balance Sheet Strength

Cash and marketable securities at September 30, 2009 totaled $61.1 million, down $11.2 million from prior quarter. Contributing to the decrease in cash was approximately $5.0 million used for the Adventa acquisition and operating expenses for both the Adventa and historical company operations. Inventory decreased $4.8 million in the quarter, however, accounts receivable increased $14.0 million, compared to the 2009 second quarter due to shipments being back-end loaded in the quarter. Working capital ended the quarter at $126.5 million.

Conference Call

Rudolph Technologies will discuss its 2009 third quarter results, on a conference call it is hosting today at 4:45 PM EST. A live webcast will also be available to investors on the Company's website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.

Discussion of Non-GAAP Financial Measures

In this press release, we have presented financial measures which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the impact of under-utilized manufacturing facilities costs, litigation fees, accounts receivable write-offs, acquisition related expenses, share based compensation, and restructuring costs. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company's operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies

Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of high-performance process control metrology, defect inspection and process control software used by semiconductor device manufacturers. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down costs and time to market. Rudolph has enhanced the competitiveness of its products in the marketplace by anticipating and addressing many emerging trends driving the semiconductor industry's growth. Rudolph's strategy for continued technological and market leadership includes aggressive research and development of complementary metrology and inspection solutions. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company's website at www.rudolphtech.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act") which include Rudolph's business momentum and future growth; the benefit to customers of Rudolph's products and customer service; Rudolph's ability to both deliver products and services consistent with our customers' demands and expectations and strengthen its market position; Rudolph's expectations regarding the company's anticipated revenue as a result of the acquisition; Rudolph's expectations regarding its operating expenses; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the "safe harbor" provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph's control. Such factors include, but are not limited to, the company's ability to leverage its resources to improve its position in its core markets; the businesses of Rudolph and Adventa may not be integrated successfully, which may result in the resultant business not operating as effectively and efficiently as expected or such integration may be more difficult, time-consuming or costly than expected; expected combination benefits from the acquisition may not be fully realized or realized within the expected time frame; revenues following the acquisition may be lower than expected; costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the consummation of the acquisition; the businesses of the companies may suffer as a result of uncertainty surrounding the transaction; or additional selling, general and administrative or research and development expenses may be incurred. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph's Form 10-K report for the year ended December 31, 2008 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph's current expectations, the company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Trade Press:
Virginia Becker
952.259.1647
virginia.becker@rudolphtech.com

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	September 30,	December 31,
	2009	2008
		(Audited)

ASSETS
Current assets
Cash and marketable securities	$ 61,064	$ 78,284
Accounts receivable, net	28,546	21,764
Inventories	49,156	57,076
Prepaid and other assets	5,139	6,324
Total current assets	143,905	163,448
Net property, plant and equipment	15,698	19,053
Intangibles	14,516	9,654
Other assets	4,799	5,277
Total assets	$ 178,918	$ 197,432

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 8,613	$ 7,169
Other current liabilities	8,820	8,591
Total current liabilities	17,433	15,760
Non-current liabilities	5,538	5,584
Total liabilities	22,971	21,344
Stockholders' equity	155,947	176,088
Total liabilities and stockholders' equity	$ 178,918	$ 197,432

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008

Revenues	$ 23,330	$ 38,986	$ 49,732	$ 114,612
Cost of revenues	13,857	22,180	32,569	64,970
Gross profit	9,473	16,806	17,163	49,642
Operating expenses:
Research and development	6,427	8,342	19,192	24,582
Selling, general and administrative	8,279	7,903	22,428	27,534
Amortization	370	1,734	945	5,128
Total operating expenses	15,076	17,979	42,565	57,244
Operating loss	(5,603)	(1,173)	(25,402)	(7,602)
Interest income and other, net	29	295	201	847
Benefit for income taxes	(739)	(430)	(1,687)	(2,676)
Net loss	$ (4,835)	$ (448)	$ (23,514)	$ (4,079)

Net loss per share:

Basic	$ (0.16)	$ (0.01)	$ (0.76)	$ (0.13)
Diluted	$ (0.16)	$ (0.01)	$ (0.76)	$ (0.13)

Weighted average shares outstanding:

Basic	31,109	30,781	30,858	30,591
Diluted	31,109	30,781	30,858	30,591

(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008

GAAP operating loss	$ (5,603)	$ (1,173)	$ (25,402)	$ (7,602)
Non-GAAP adjustments:
Idle facility costs	487	-	2,780	-
Litigation costs (1)	140	-	1,087	-
Asset write-downs (2)	-	663	454	1,344
Acquisition related expenses (3)	673	965	992	2,982
Restructuring expenses (4)	-	419	135	419
Share-based compensation	1,207	955	2,818	2,551
Total non-GAAP adjustments	2,507	3,002	8,266	7,296
Non-GAAP operating income (loss)	$ (3,096)	$ 1,829	$ (17,136)	$ (306)

GAAP net loss	$ (4,835)	$ (448)	$ (23,514)	$ (4,079)
Total non-GAAP adjustments	2,507	3,002	8,266	7,296
Income tax effect of non-GAAP adjustments (5)	(928)	(1,051)	(3,058)	(2,597)
Tax valuation allowances and other tax adjustments	928	-	3,685	-
Non-GAAP net income (loss)	$ (2,328)	$ 1,503	$ (14,621)	$ 620

Non-GAAP net income (loss) per share:
Basic	$ (0.07)	$ 0.05	$ (0.48)	$ 0.02
Diluted	$ (0.07)	$ 0.05	$ (0.48)	$ 0.02

1) During the three and nine months ended September 30, 2009, the Company recorded trial related costs of $0.1 million and $1.1 million due to a litigation.
2) During the nine months ended September 30, 2009, the Company recorded an accounts receivable write-down of $0.5 million. In the nine months ending September 30, 2008, the Company recorded a write-down of inventory of $1.3 million.
3) During the three and nine months ended September 30, 2009, the Company recorded acquisition expenses of $0.7 million and $0.9 million, respectively, for inventory written-up to fair value in purchase accounting charges and $0.2 million for other acquisition related costs. In the three and nine months ended September 30, 2008, the Company recorded charges for inventory written-up to fair value in purchase accounting, integration costs and stay bonuses of $1.0 million and $3.0 million, respectively.
4) During the nine months ended September 30, 2009, the Company recorded restructuring expenses of $0.1 million for severance charges.
5) The income tax effect was based on a tax rate of 37% and 35% for the September 30, 2009 and 2008 periods.

####